UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: June 13, 2009

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2009, the Compensation Committee of the Board of Directors of Coldwater Creek Inc. (the “Company”) approved the award of performance-based restricted stock units to the Company’s principal executive officer, principal financial officer and the other named executive officers identified in the Company’s proxy statement filed with the Securities and Exchange Commission for its fiscal 2008 annual stockholders meeting. The issuance of shares of common stock subject to the restricted stock units is subject to the achievement of performance goals also approved by the Compensation Committee on June 13, 2009 and time-based vesting provisions. The performance goals are based on the Company’s performance in the third and fourth quarters of fiscal 2009 relative to the following criteria: operating income; the Company’s comparable store sales performance against comparable store sales performance of 13 peer companies selected by the Compensation Committee for purposes of benchmarking executive compensation for fiscal 2009; and the Company’s stock price growth rate against the stock price growth rate of the same set of peer companies.

For each performance goal that is satisfied, one-third of the shares underlying the restricted stock unit awards approved by the Compensation Committee will be issuable. If a performance goal is not satisfied, one-third of the shares underlying the restricted stock unit awards associated with that goal will be forfeited. Stock units issued upon achievement of a performance goal will vest and be issued to the executive officers on the third anniversary of the first day of the Company’s third quarter of fiscal 2009, subject to his or her continued employment with the Company and the receipt of performance reviews during such period of “meets expectations” or better. The restricted stock units will further be subject to the other terms and conditions of the Company’s Amended and Restated Stock Option/ Stock Issuance Plan and form of Stock Unit Agreement previously approved by the Board of Directors.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: June 18, 2009
/s/ Timothy O. Martin
Timothy O. Martin,
Senior Vice President, Chief Financial Officer

3